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                                                  FILING FEE: $100.00
                                                  BY: CONDER AND NIELSON
                                                  275 E. SO. TEMPLE #303
                                                  SALT LAKE CITY, UT 84111
[STAMP]


                              ARTICLES OF INCORPORATION

                                          OF

                                  TOME CAPITAL, INC.

     We, the undersigned; natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the laws of the State of Nevada, adopt the following Articles of Incorporation for such corporation.

                                      ARTICLE I

                                         Name

     The name of this corporation is Tome Capital, Inc.

                                      ARTICLE II

                                       Duration

     The duration of this corporation is perpetual.

                                     ARTICLE III

                                       Purpose

     The purpose or purposes for which this corporation is organized are:

     (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Nevada.

     (b) To cause to be formed, merged, reorganized, or liquidated, and to promote, take charge of, and aid in any way permitted by law the formation, merger, liquidation, or reorganization of any corporation, association, or organization of any kind, domestic or foreign; and to form, organize, promote, manage, control and maintain, and to dissolve, merge, or consolidate one or more corporations in the stock or other

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securities of which this corporation may be or become interested, for such purpose or purposes as may aid or advance the objects and purposes of this corporation.

     (c) To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at any time may appear conductive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world; as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

                                      ARTICLE IV

                                        Stock

     The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value of $.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

                                      ARTICLE V

                                      Amendment

     These Articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

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                                      ARTICLE VI

                                  Shareholder Rights

     The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

                                     ARTICLE VII

                                    Capitalization

     This corporation will not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

                                     ARTICLE VIII

                               Initial Office and Agent

     The address of the initial registered office of the corporation is 4888 Billman Ave Las Vegas Nevada 89121 and the name of the corporation's initial registered agent at such address is Gerry A. Okuda.

                                      ARTICLE IX

                                      Directors

     The number of Directors constituting the initial Board of directors of this corporation is three. the names and addresses of persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified are:

               Tony Ladakis
               1292 4th Ave.
               Salt Lake City, Utah 84103

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               Barbara T. Ladakis
               1291 4th Ave.
               Salt Lake City, Utah 84103

               Gerry A. Okuda
               4888 Billman Ave.
               Las Vegas, Nevada 89121

                                      ARTICLE X

                                    Incorporators

     The name and address of each incorporator is:

               Tony Ladakis
               1292 4th Ave.
               Salt Lake City, Utah 84103

               Barbara T. Ladakis
               1292 4th Ave.
               Salt Lake City, Utah 84103

               Gerald M. Conder
               275 East South Temple #303
               Salt Lake City, Utah 84111

                                      ARTICLE XI

                 Common Directors - Transactions Between Corporations

     No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies

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the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

     DATED this 27 day of Feb, 1987.

                                   /s/ Tony Ladakis
                                   ---------------------------
                                   /s/ Barbara T. Ladakis
                                   ---------------------------
                                   /s/ Gerald M. Conder
                                   ---------------------------


STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE)

     I hereby certify that on the 27 day of Feb, 1987, Tony Ladakis, Barbara T. Ladakas and Gerald M. Conder personally appeared before me who, being by me first duly sworn, severally declared that they are the incorporators and that the statements therein contained are true.

     DATED this 27 day of Feb, 1987.

                                   /s/ [ILLEGIBLE]
                                   ---------------------------
                                   NOTARY PUBLIC

My Commission Expires:             Residing in:
     11/15/88
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